Exhibit 3.01

ARTICLES OF INCORPORATION

of

SMARTDATA CORPORATION

The undersigned natural persons, acting as incorporators of a corporation (the "Corporation”) under the provisions of Chapter 78 of the Nevada Revised Statutes, adopt the following Articles of Incorporation.

ARTICLE I

Name

The name of the Corporation is SMARTDATA CORPORATION.

ARTICLE II

Period of Duration

The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes

The purpose for which the Corporation is organized is to engage in any lawful business activity.

ARTICLE IV

Authorized Capital Stock and Assessment of Shares

Section 4.0l. Authorized Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of capital stock with a par value of $0.001 per share.

Section 4.02. Assessment of Shares. The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V

Principal Office and Resident Agent

Section 5.01. Principal Office. The address of the principal office of the Corporation is One East First Street, Reno, Nevada 89501, or at such place or places as may hereafter be designated.

Section 5.02. Resident Agent. The resident agent of the Corporation is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

ARTICLE VI

Data Respecting Directors

Section 6.01. Governing Board. Members of the Governing Board of the Corporation shall be styled Directors.

Section 6.02. Initial Board of Directors. The initial Board of Directors shall consist of three (3) members, who need not be residents of the State of Nevada.

Section 6.03. Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified are as follows:

NAME

ADDRESS

Paul D. Gambles

3579 East Cliff Drive

Salt Lake City, Utah 84109

R. William Bradford

243 East 400 South, Suite 300

Salt Lake City, Utah 84111

Robert G. Bradford

6779 Olivet Drive

Salt Lake City, Utah 84121

Section 6.04. Increase or Decrease of Directors. The number of Directors of the Corporation shall not be less than three (3) in number, except that in cases where all of the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three, but not less than the number of stockholders. The directors need not be residents of the State of Nevada nor shareholders of the Corporation, and the number of directors may be increased from time to time or decreased in such manner as shall be provided by the Bylaws of the Corporation.

ARTICLE VII

Data Respecting Incorporators

The names and addresses of the incorporators of the Corporation are as follows:

NAME

ADDRESS

Paul D. Gambles

3579 East Cliff Drive

Salt Lake City, Utah 84109

R. William Bradford

243 East 400 South, Suite 300

Salt Lake City, Utah 84111

Robert G. Bradford

6779 Olivet Drive

Salt Lake City, Utah 84121

EXECUTED at Salt Lake City, Utah, this 9th day of October, 1987.

           /s/ Paul D. Gambles

           Paul D. Gambles

           /s /R. William Bradford

           R. William Bradford

           /s/ Robert G. Bradford

           Robert G. Bradford

STATE OF UTAH

)

:   ss.

COUNTY OF SALT LAKE

)

On the 9th day of October, 1987, personally appeared before me, a Notary Public, Paul D. Gambles, R. William Bradford and Robert G Bradford, who acknowledge to me that they executed the above Articles of Incorporation if their capacity of incorporators.

/s/ Betty T. Nayler

NOTARY PUBLIC

Residing at Salt Lake City, Utah

My Commission Expires:

December 1, 1989

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